Exhibit 21.1

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USA Mobility, Inc. and Subsidiaries
Legal Entity Chart with Federal EIN


USA MOBILITY, INC.
16-1694797
P
Arch Wireless, Inc.
31-1358569
H
Amcom Software, Inc.
41-1495313 O
USA Mobility
Wireless, Inc.
0 91-1199104
Metrocall Ventures, Inc.
54-2061968
H
Paging Network
Canadian
Holdings, Inc.
75-2590360
H
10%
Amcom Software Pty Ltd
(Australian Corp) O
98-1031327
100%
GTES, LLC
80-0139231
Madison Telecommunications
Holdings, Inc.
CO (Canadian)
GTES, Inc.
(Canadian)
CO
Paging Network
of Canada, Inc.
CO (Canadian)
Amcom Software Middle
East, Inc.
30-0739267 O
P – Parent Company
H – Holding Company
O – Operating Company
CO – Canadian Operating Company